Exhibit 10.21

FIRST SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of July 10, 2013 among (i) UTAC Thai Holdings Limited and UTAC Thai Limited (the “New Guarantors”), each of which is a subsidiary of GLOBAL A&T ELECTRONICS LTD. (or its successor), an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”) and (ii) CITICORP INTERNATIONAL LIMITED (or its successor), as trustee under the indenture referred to below (the “Trustee”).

WITNESSETH:

WHEREAS the Company has heretofore executed and delivered to the Trustee an Indenture (the “Indenture”) dated as of February 7, 2013, providing for the issuance of the Company’s 10.0% Senior Secured Notes due 2019 (collectively, the “Notes”).

WHEREAS Section 4.22 of the Indenture provides that under certain circumstances the Company is required to cause the New Guarantors to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantors shall unconditionally guarantee all the Company’s obligations under the Notes pursuant to a Guarantee on the terms and conditions set forth in the Indenture.

WHEREAS pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. Agreement to Guarantee. The New Guarantors hereby agree, jointly and severally with all existing Subsidiary Guarantors, to unconditionally guarantee the Company’s obligations under the Notes on the terms and subject to the conditions set forth in Article X of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes.

2. Ratification of Indenture: Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

3. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

4. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

5. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

UTAC Thai Holdings Limited
by	/s/ Udom Udompanyavit
	Name:	Udom Udompanyavit
	Title:	Director
UTAC Thai Limited
by	/s/ Udom Udompanyavit
	Name:	Udom Udompanyavit
	Title:	Director

CITICORP INTERNATIONAL LIMITED, as Trustee

by	/s/ Vanessa Loh
	Name:	Vanessa Loh
	Title:	Vice President